Securities Purchased Pursuant to Rule 10F-3
Micro Cap Fund
January - March 2000
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					Security Purchased	Comparison Security	Comparison Security
Issuer				PSI Technologies Inc.	Daleen Tech. Inc.		Be Free Inc.

Underwriters			Chase Securities, 	Robertson Stephens, DLJ, DLJ, Hambrecht & Quist,
					FleetBoston Robertson 	Hambrecht & Quist, etc.	Dain Rauscher Wessels,
					Stephens, Thomas Weisel 				DLJDirect, etc.
					Partners, Banc of
					America Sec, Bear
					Stearns, CIBC World
					Markets, DBAB, DLJ,
					ING Barings, Wit SoundView,
					Warburg Dillon Read, Adams
					Harkness Hill, Advest, Wm
					Blair, E*Offering, Needham
					& Co, R

Years of continuous
operation, including
predecessors			>3				>3				>3

Security 				PSIT				DALN				BFRE

Is the affiliate a
manager or co-manager
of offering?			No				No				No

Name of underwriter or
dealer from which purchased	Chase H&Q			n/a				n/a

Firm commitment underwriting?	Yes				Yes				Yes

Trade date/Date of Offering	3/15/2000			9/30/1999			11/3/1999

Total dollar amount of
offering sold to QIBs		$-   				$-   				$-

Total dollar amount of any
concurrent public offering	$56,000,000.00 		$49,200,000 		$67,200,000

Total					$56,000,000.00 		$49,200,000 		$67,200,000

Public offering price		16.00 			12.00				12.00

Price paid if other than
public offering price	 				   	n/a				n/a

Underwriting spread or
commission				$1.12 (7%)			$0.84 (7%)			$0.84 (7%)

Shares purchased	 		100 				n/a				n/a

$ amount of purchase		$1,600.00 			n/a				n/a

% of offering purchased
by fund				0.003%			n/a				n/a

% of offering purchased
by associated funds		0.026%			n/a				n/a

Total (Must be less
than 25%)				0.029%			n/a				n/a

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